EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Synthesis Energy Systems, Inc.:
We consent to the use of our report dated September 17, 2007, with respect to the consolidated balance sheets of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) as of June 30, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2007 and the period from November 4, 2003 (inception) to June 30, 2007 which is included in the registration statement (No. 333-143817) on Form SB-2, as amended on October 26, 2007, and is incorporated herein by reference and to the reference to our firm under the heading “Experts” in that registration statement.
Our report on the consolidated financial statements referred to above, refers to a change in the method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.
/s/ KPMG LLP

Houston, Texas
October 30, 2007